NEWS RELEASE

Release Date:     Thursday, April 24, 2014

Release Time: At Market Close

Contact:     Eric E. Stickels, Executive Vice President & CFO

Phone:     (315) 366-3702

Oneida Financial Corp. Reports 2014 First Quarter Operating Results (unaudited)

Oneida, NY, April 24, 2014 - Oneida Financial Corp. (NASDAQ Global: ONFC), the parent company of The Oneida Savings Bank, has announced first quarter operating results. Net income for the three months ended March 31, 2014 was $1,944,000 or $0.28 diluted earnings per share, compared to $1,950,000 or $0.28 diluted earnings per share, for the three months ended March 31, 2013. The slight decrease in net income during the respective first quarter periods is primarily the result of a decrease in net interest income, an increase in non-interest expense and an increase in income tax provision; partially offset by an increase in net investment gains and an increase in non-interest income.
Key balance sheet changes at March 31, 2014

•
The Bank is categorized as well capitalized at March 31, 2014 with a Tier 1 leverage ratio of 9.22% and a total risk-based capital ratio of 16.17%. The Company’s average equity ratio as a percent of average assets was 12.04% at March 31, 2014 compared to 13.70% at March 31, 2013.

•
Deposit accounts were $678.9 million at March 31, 2014, an increase of $70.9 million from March 31, 2013. The increase in total deposits from March 31, 2013, represents an increase of $27.0 million in retail deposits and further supported by an increase of $43.9 million in municipal deposits over the past twelve months. The increase in deposits was invested in securities and loans receivable.

•
Net loans receivable totaled $339.0 million at March 31, 2014 compared to $317.7 million at March 31, 2013. The increase in net loan balances over the past twelve months reflect the Company’s continued loan origination efforts partially offset by loan sales activity. The Company has sold $9.8 million in fixed rate residential loans, which represents the majority of the Company’s fixed-rate residential loan origination volume with terms exceeding 15 years, during the trailing twelve months ended March 31, 2014.

•
Investment and mortgage-backed securities totaled $290.4 million at March 31, 2014, an increase of $31.9 million from March 31, 2013. The increase in investment and mortgage-backed securities is primarily the result of the increase in pledged collateral needed to support the increase in municipal deposit activities.

•	Borrowings outstanding were $1.0 million at March 31, 2014; consistent with March 31, 2013 borrowings outstanding.

•
Total equity at March 31, 2014 was $93.1 million, a decrease of $765,000 from March 31, 2013. The change in total equity is the result of the contribution of net earnings, partially offset by the declaration of cash dividends during the trailing twelve month period combined with valuation adjustments made for the Company’s available for sale investment and mortgage-backed securities given the increase in market interest rates over the trailing twelve months.

Key operating items for first quarter 2014 include:

•
Net interest income was $4.8 million for the three months ended March 31, 2014 compared to $4.8 million for the three months ended March 31, 2013. Net interest margin was 2.92% for the first quarter of 2014 compared to 3.30% for the first quarter of 2013.

•
Non-interest income was $8.1 million for the three months ended March 31, 2014 compared to $7.2 million for the three months ended March 31, 2013. This increase is primarily the result of an increase in revenue derived from the Company’s insurance and other non-banking operations of $967,000 to $6.9 million in the first quarter of 2014 compared to $6.0 million in the comparable 2013 period.

•
An increase in the fair value recognized on trading (equity) securities of $810,000 was recognized for the three months ended March 31, 2014 compared to an increase in fair value of $819,000 for the three months ended March 31, 2013.

•
Non-interest expense increased to $10.9 million for the three months ended March 31, 2014 compared to $10.2 million for the comparable period in 2013. This increase was primarily associated with the Company’s non-banking operations and consistent with non-interest income increases previously discussed.

Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, “Oneida Financial Corp. continues to post impressive results despite the challenges of a highly competitive banking environment and continued low interest rates resulting in margin compression. Through the execution of our diversified banking, insurance and financial services strategy, Oneida Financial continues to report a record level of total assets, total deposits, total loans and non-interest income.” Kallet stated, “Our insurance and financial services subsidiaries continue to succeed throughout New York State and beyond with revenue growth of 16.2%.” Kallet continued, “Oneida Financial Corp. has continued its strong record of cash dividend payments to shareholders while the Company continues to invest and build its businesses for future success.” Kallet concluded, “Our investment advisory and financial services business was recently authorized to operate as an independent broker-dealer as Oneida Wealth Management, Inc. This is one more example of a strong and vital financial institution, fully prepared to meet the economic challenges of the future.”
Net Interest Income and Margin
First quarter 2014 compared with first quarter 2013
Net interest income was $4.8 million for the three months ended March 31, 2014, a decrease of $52,000 from the first quarter of 2013. The net interest margin was 2.92% for the first quarter of 2014, compared to 3.30% for the first quarter of 2013. The decrease in net interest margin is primarily the result of a decrease in the yield on interest-earning assets of 41 basis points to 3.32% partially offset by a decrease in the cost of interest-bearing liabilities of 4 basis points to 0.47%. The average balance of interest-bearing assets increased $68.8 million partially offset by an increase in average interest-bearing liabilities of $60.7 million. The average cost of interest-bearing deposits decreased 3 basis points to 0.46% for the first quarter of 2014 as compared to 0.49% for the first quarter of 2013.

First quarter 2014 compared with linked quarter ended December 31, 2013
Net interest income for the three month ended March 31, 2014 decreased $318,000 from the three months ended December 31, 2013. The decrease in net interest income is primarily the result of an increase in average interest-bearing liabilities of $13.0 million during the three months ended March 31, 2014 as compared with the linked quarter partially offset by an increase of $5.7 million in average interest-earning assets. The yield on average interest-earning assets decreased 23 basis points from 3.55% for the quarter ended December 31, 2013 while the cost of interest-bearing liabilities decreased 1 basis point from 0.48% during the fourth quarter of 2013 to 0.47% during the first quarter of 2014.
Provision for Loan Losses
First quarter 2014 compared with first quarter 2013
During the first quarter of 2014, the Company made a provision for loan losses of $100,000 as compared with a $100,000 provision for loan losses during the first quarter of 2013. Net charge-offs during the current quarter were $19,000 are compared with net charge-offs of $15,000 in the same period last year. The Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions. Net loan charge-offs as a percentage of average loans were 0.01% for the first quarter of 2014. Non-performing loans as a percentage of total loans was 0.14% at March 31, 2014 as compared with 0.21% at March 31, 2013. The ratio of the allowance for loan losses to loans receivable was 0.94% at March 31, 2014 compared to 0.90% at March 31, 2013.
First quarter 2014 compared with linked quarter ended December 31, 2013
The provision for loan losses totaled $100,000 during the first quarter of 2014 as compared with $120,000 in provision for loan losses incurred in the linked prior quarter. The decreased provision for loan losses made in the first quarter of 2014 is primarily the result of a decrease in nonperforming loans during the current period and decrease in net charged-off loans. Non-performing loans to total loans were 0.14% at March 31, 2014 as compared with 0.16% at December 31, 2013. The ratio of the allowance for loan losses to loans receivable was 0.94% at March 31, 2014 compared to 0.93% at December 31, 2013.
Non-interest Income
First quarter 2014 compared with first quarter 2013
Non-interest income totaled $8.1 million for the first quarter of 2014, an increase of $838,000 from $7.2 million in the first quarter of 2013. The increase was primarily due to an increase of $967,000 or 16.2% in commissions and fees on the sales of non-bank products through the Bank’s insurance and financial service subsidiaries. The increase in non-interest income was also supported by an increase in service charges on deposit accounts of $3,000 to $683,000 for the three months ended March 31, 2014 as compared with the same period in 2013. Other revenue from operations decreased to $440,000 for the first quarter of 2014 from $572,000 for the same period in 2013 primarily the result of a decrease in loan sale and servicing income.
First quarter 2014 compared with linked quarter ended December 31, 2013
Non-interest income increased $433,000 from $7.6 million on a linked-quarter basis, reflecting an increase in commissions and fees on the sales of non-bank products of $601,000 in the first quarter of 2014 as compared with the linked prior quarter. Other revenue from operations decreased $141,000 as compared with the linked quarter due to a decrease in loan sale and servicing income resulting from a seasonal decrease in residential loan origination volume.

Net Investment Gains
First quarter 2014 compared with first quarter 2013
Net investment gains of $46,000 were recorded in the first quarter of 2014 compared with net investment gains of $4,000 in the first quarter of 2013.
First quarter 2014 compared with linked quarter ended December 31, 2013
During the linked quarter ended December 31, 2013, the Company realized net investment losses of $58,000 as compared with $46,000 in net investment gains in the three months ended March 31, 2014. During the fourth quarter of 2013 the Bank liquidated $2.4 million in trust preferred collateralized debt obligation securities, representing six of the Bank’s eight such securities. The sale was in response to uncertainties created by the announcement in December 2013 of the final regulations implementing the Volker Rule. The Bank continues to own two performing trust preferred securities with a book value of $933,000 and a fair value $2.7 million.
Change in the Fair Value of Investments
First quarter 2014 compared with first quarter 2013
The Company has identified the preferred and common equity securities it holds in the investment portfolio as trading securities and as such the change in fair value of these securities is reflected as a non-cash adjustment through the income statement. For the three months ended March 31, 2014, the fair value of the Company’s trading securities increased $810,000 as compared with an increase of $819,000 in the first quarter of 2013.
First quarter 2014 compared with linked quarter ended December 31, 2013
During the linked quarter ended December 31, 2013, the Company recorded a positive non-cash adjustment of $684,000 reflecting an increase in fair value of the Company’s trading securities at the end of the fourth quarter of 2013 as compared with the fair value at the end of the third quarter of 2013.
Non-interest Expense
First quarter 2014 compared with first quarter 2013
Non-interest expense was $10.9 million for the three months ended March 31, 2014 as compared with $10.2 million during the first quarter of 2013. The increase in noninterest expense was primarily due to an increase in compensation and employee benefits combined with selling and operating expenses associated with the increase in sales of insurance and other non-banking products through our subsidiaries. The increase in non-interest expense was also the result of organizational expenses incurred in the first quarter of 2014 for the creation of a broker-dealer subsidiary expected to be operational in the second quarter of 2014.
First quarter 2014 compared with linked quarter ended December 31, 2013
Non-interest expense increased $217,000 in the first quarter of 2014 as compared with the linked prior quarter. The increase in noninterest expense was primarily due to an increase in compensation and employee benefits combined with selling and operating expenses associated with the increase in sales of insurance and other non-banking products through our subsidiaries in the first quarter of 2014.
Income Taxes
The Company’s effective tax rate was 27.0% for the first quarter of 2014 as compared with an effective tax rate of 24.8% for the first quarter of 2013. Governor Cuomo signed a comprehensive tax reform package on March 31, 2014. Most of the new provisions are effective for 2015 which included apportionment and rate reductions. Since the law was enacted on March 31st, the projected post-2014 impact of the apportionment and rate reductions were required to be applied to our deferred tax inventory during the first quarter of 2014. The changes did not result in a material change to our income tax provision for the first quarter of 2014. However, there are still pending legislative developments that will need to be addressed during 2014 and the impact of these is uncertain at this time. For the linked quarter ended December 31, 2013, the Company’s effective tax rate was 35.5%. The higher effective tax rate for the quarter ended December 31, 2013 was due to changes in the bank’s tax exempt and tax preferred investment income and the overall tax rate in effect for the year of 2013.
About Oneida Financial Corp.
The Company’s wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; Bailey & Haskell Associates, Inc., an insurance, risk management and employee benefits company; and Oneida Wealth Management, Inc., a financial services and investment advisory firm. Oneida Savings Bank was established in 1866 and operates eleven full-service banking offices in Madison and Oneida counties. For more information, visit the Company’s web site at www.oneidafinancial.com.
FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS
In addition to historical information, this earnings release may contain forward-looking statements for purposes of applicable securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. There are a number of important factors described in documents previously filed by the Company with the Securities and Exchange Commission, and other factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

All financial information provided at and for the quarter ended March 31, 2014 and all quarterly data is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts.

	At	At	At	At	At
Selected Financial Condition Data:	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(in thousands except per share data)	2014	2013	2013	2013	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Total assets	$785,098	$742,484	$713,533	$698,473	$719,687
Cash and cash equivalents	62,278	42,183	34,247	11,606	53,914
Loans receivable, net	338,985	335,701	334,062	324,659	317,674
Mortgage-backed securities	102,497	98,994	91,854	89,792	91,687
Investment securities	187,865	169,012	159,476	180,156	166,747
Trading securities	5,873	5,063	4,379	4,252	3,947
Goodwill and other intangibles	26,503	26,582	26,683	26,798	26,914
Interest bearing deposits	598,504	551,603	522,034	519,010	536,616
Non-interest bearing deposits	80,442	85,647	86,570	74,678	71,390
Borrowings	1,000	1,000	1,000	1,000	1,000
Total equity	93,120	90,702	89,553	91,174	93,885

Book value per share
(end of period)	$13.53	$13.21	$13.08	$13.36	$13.79
Tangible value per share
(end of period)	$9.68	$9.34	$9.18	$9.43	$9.84

	Quarter Ended
Selected Operating Data:	Mar 31,	Mar 31,
(in thousands except per share data)	2014	2013
	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$3,657	$3,727
Interest and dividends
on investments	1,774	1,746
Interest on fed funds	6	5
Total interest income	5,437	5,478
Interest expense:
Interest on deposits	635	606
Interest on borrowings	17	35
Total interest expense	652	641
Net interest income	4,785	4,837
Provision for loan losses	100	100
Net interest income after
provision for loan losses	4,685	4,737
Net investment gains	46	4
Change in fair value of investments	810	819
Non-interest income:
Service charges on deposit accts	683	680
Commissions and fees on sales
of non-banking products	6,937	5,970
Other revenue from operations	440	572
Total non-interest income	8,060	7,222
Non-interest expense
Salaries and employee benefits	7,178	6,624
Equipment and net occupancy	1,400	1,285
Intangible amortization	78	120
Other costs of operations	2,281	2,159
Total non-interest expense	10,937	10,188
Income before income taxes	2,664	2,594
Income tax provision	720	644
Net income	$1,944	$1,950
Net income per common
share ( EPS – Basic )	$0.28	$0.28
Net income per common
share ( EPS – Diluted)	$0.28	$0.28
Cash dividends paid	$0.12	$0.12

	First	Fourth	Third	Second	First
Selected Operating Data:	Quarter	Quarter	Quarter	Quarter	Quarter
(in thousands except per share data)	2014	2013	2013	2013	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$3,657	$3,858	$3,793	$3,754	$3,727
Interest and dividends
on investments	1,774	1,908	1,804	1,794	1,746
Interest on fed funds	6	7	1	6	5
Total interest income	5,437	5,773	5,598	5,554	5,478
Interest expense:
Interest on deposits	635	652	609	636	606
Interest on borrowings	17	18	27	20	35
Total interest expense	652	670	636	656	641
Net interest income	4,785	5,103	4,962	4,898	4,837
Provision for loan losses	100	120	180	100	100
Net interest income after
provision for loan losses	4,685	4,983	4,782	4,798	4,737
Net investment gains (losses)	46	(58)	275	263	4
Change in fair value of investments	810	684	127	305	819
Non-interest income:
Service charges on deposit accts	683	710	707	704	680
Commissions and fees on sales
of non-banking products	6,937	6,336	5,866	5,998	5,970
Other revenue from operations	440	581	542	542	572
Total non-interest income	8,060	7,627	7,115	7,244	7,222
Non-interest expense
Salaries and employee benefits	7,178	7,014	7,075	6,790	6,624
Equipment and net occupancy	1,400	1,278	1,296	1,337	1,285
Intangible amortization	78	101	115	115	120
Other costs of operations	2,281	2,327	2,422	2,328	2,159
Total non-interest expense	10,937	10,720	10,908	10,570	10,188
Income before income taxes	2,664	2,516	1,391	2,040	2,594
Income tax provision	720	894	370	548	644
Net income	$1,944	$1,622	$1,021	$1,492	$1,950
Net income per common
share ( EPS – Basic )	$0.28	$0.23	$0.15	$0.22	$0.28
Net income per common
share ( EPS – Diluted)	$0.28	$0.23	$0.15	$0.21	$0.28
Cash dividends paid	$0.12	$0.12	$0.12	$0.12	$0.12

	At	At	At	At	At
Selected Financial Ratios (1)	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
and Other Data	2014	2013	2013	2013	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Performance Ratios:
Return on average assets	1.02%	0.87%	0.58%	0.84%	1.14%
Return on average equity	8.51%	7.20%	4.45%	6.33%	8.32%
Return on average tangible equity	11.99%	10.12%	6.29%	8.85%	11.69%
Interest rate spread (2)	2.85%	3.07%	3.22%	3.14%	3.22%
Net interest margin (3)	2.92%	3.14%	3.28%	3.21%	3.30%
Efficiency ratio (4)	84.52%	83.42%	89.37%	86.11%	83.46%
Non-interest income to average assets	4.25%	4.08%	4.07%	4.10%	4.22%
Non-interest expense to average assets	5.76%	5.74%	6.24%	5.98%	5.96%
Average interest-earning assets as a ratio
of average interest-bearing liabilities	115.57%	117.24%	116.99%	116.14%	115.84%
Average equity to average total assets	12.04%	12.04%	13.11%	13.34%	13.70%
Equity to total assets (end of period)	11.86%	12.22%	12.55%	13.05%	13.05%
Tangible equity to tangible assets	8.78%	8.96%	9.15%	9.58%	9.67%

Asset Quality Ratios:
Nonperforming assets to total assets (5)	0.08%	0.08%	0.29%	0.27%	0.20%
Nonperforming loans to total loans	0.14%	0.16%	0.25%	0.23%	0.21%
Net charge-offs to average loans	0.01%	0.02%	0.02%	0.01%	—%
Allowance for loan losses to
loans receivable	0.94%	0.93%	0.92%	0.91%	0.90%
Allowance for loan losses to
nonperforming loans	644.65%	587.90%	370.33%	383.57%	418.89%

Bank Regulatory Capital Ratios:
Total capital
to risk weighted assets	16.17%	15.97%	16.30%	15.83%	15.44%
Tier 1 capital
to risk weighted assets	15.44%	15.25%	15.58%	15.15%	14.77%
Tier 1 capital
to average assets	9.22%	9.03%	9.88%	9.56%	9.59%

1 - Ratios are annualized where appropriate.
2 - The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
3 - The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
4 - The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding net investment gains(losses) and changes in the fair value of trading securities.
5 - Non-performing assets include non-performing loans and non-accrual trust preferred securities.